Exhibit 99.1

Isonics Corporation Receives Notification From Nasdaq

GOLDEN, Colo.—(BUSINESS WIRE)—June 30, 2006—Isonics Corporation (Nasdaq: ISON), a provider of innovative solutions for the homeland security and semiconductor markets, announced today that it has received a letter from the Nasdaq Stock Market advising the Company that it fails to meet the requirements for continued listing found in Nasdaq Marketplace Rule 4310(c)(2)(B), which requires a company to meet any one of the following requirements:

a)              stockholders’ equity of $2.5 million, or

b)             market value of listed securities of $35 million, or

c)              net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years.

The Company has been provided until July 26, 2006, to regain compliance with the market value requirement of listed securities.

The Company believes that when it files its Form 10-KSB for its fiscal year ended April 30, 2006 that it will meet the stockholders’ equity requirement and therefore be deemed in compliance with Nasdaq Marketplace Rule 4310(c)(2)(B). The Company intends to file this Form 10-KSB on or before the July 26, 2006 deadline.

The Company could also regain compliance if the closing bid price of its common stock exceeds $0.76 for a minimum of 10 consecutive business days based on 46,358,044 shares currently outstanding, which would exceed the $35 million threshold for market value of listed securities.

If the Company receives a delisting notification from the Nasdaq Stock Market, it intends to request a hearing to appeal the determination before a Nasdaq Listing Qualifications Panel.

About Isonics Corporation

Isonics Corporation has three business divisions: (1) Homeland Security and Defense (2) Semiconductor, and (3) Life Sciences. Isonics is a world leader in isotopically engineered materials and through its semiconductor division produces isotopically pure silicon-28 chemicals, silicon-on-insulator wafers, wafer reclaim services and test wafers, including 300mm, for the semiconductor industry. Isonics’ Life Sciences division markets and sells isotopes to the health care industry for the imaging and treatment of cancer. Stable isotopes can be thought of as ultra pure materials. This high degree of purification provides enhanced properties as compared to natural materials. Additional information may be obtained at the Company’s Web site at www.isonics.com.

Cautionary Statement

Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve estimates, assumptions, known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein. Further, the Company operates in industries where securities values may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Other important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s 10-KSB for the year ended April 30, 2005 and reports subsequently filed with the Securities and Exchange Commission, which include the Company’s historical cash flow difficulties, dependence on significant customers, and rapid development of technology, among other risks. In assessing forward-looking statements contained herein, readers are urged to carefully read all cautionary statements contained in these filings with the Securities and Exchange Commission.

Contact:
Isonics Corporation
James E. Alexander, 303-279-7900